UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

CC MEDIA HOLDINGS, INC.
(Name of Issuer)

CLASS A COMMON STOCK, $0.001 PAR VALUE
(Title of Class of Securities)

12502P102
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[ x ] Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12502P102	13G/A	Page 2 of 19 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital Management LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		9,950,510
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,950,510
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,950,510
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

42.2%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 12502P102	13G/A	Page 3 of 19 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		9,950,510
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,950,510
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,950,510
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

42.2%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 12502P102	13G/A	Page 4 of 19 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Associates LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		9,950,510
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,950,510
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,950,510
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

42.2%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

CUSIP No. 12502P102	13G/A	Page 5 of 19 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Jonathon S. Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER

NUMBER OF		9,950,510
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		9,950,510
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,950,510
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

42.2%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No. 12502P102	13G/A	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		827,466
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		827,466
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

827,466
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ x ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.5%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 12502P102	13G/A	Page 7 of 19 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital II LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		2,820,796
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,820,796
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,820,796
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ x ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

12.0%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 12502P102	13G/A	Page 8 of 19 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Highfields Capital III L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [ ]
(b) [ x ]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5.	SOLE VOTING POWER

NUMBER OF		6,302,248
SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		—0—
EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		6,302,248
WITH	8.	SHARED DISPOSITIVE POWER

		—0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,302,248
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ x ]
(SEE INSTRUCTIONS)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

26.7%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

CUSIP No. 12502P102	13G/A	Page 9 of 19 Pages

Item 1	(a).	Name of Issuer:

CC Media Holdings, Inc. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

200 East Basse Road, San Antonio, TX 78209

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital III L.P. (“Highfields III” and, together with Highfields I and Highfields II, the “Funds”):

		(i)	Highfields Capital Management LP, a Delaware limited partnership (“Highfields Capital Management”) and investment manager to each of the Funds;

		(ii)	Highfields GP LLC, a Delaware limited liability company (“Highfields GP”) and the General Partner of Highfields Capital Management;

		(iii)	Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”) and the General Partner of the Funds;

		(iv)	Jonathon S. Jacobson, the Managing Member of Highfields GP and the Senior Managing Member of Highfields Associates;

		(vi)	Highfields I, a Delaware limited partnership;

		(vii)	Highfields II, a Delaware limited partnership; and

		(viii)	Highfields III, an exempted limited partnership organized under the laws of the Cayman Islands.

Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson, Highfields I, Highfields II and Highfields III are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

Address for Highfields Capital Management, Highfields GP, Highfields Associates, Mr. Jacobson, Highfields I and Highfields II:

c/o Highfields Capital Management LP
John Hancock Tower
200 Clarendon Street, 59th Floor
Boston, Massachusetts 02116

CUSIP No. 12502P102	13G/A	Page 10 of 19 Pages

Address for Highfields III:

c/o Goldman Sachs (Cayman) Trust, Limited
Suite 3307, Gardenia Court
45 Market Street, Camana Bay
P.O. Box 896
Grand Cayman KY1-1103
Cayman Islands

Item 2	(c).	Citizenship:

Highfields Capital Management – Delaware
Highfields GP – Delaware
Highfields Associates – Delaware
Jonathon S. Jacobson – United States
Highfields I – Delaware
Highfields II – Delaware
Highfields III – Cayman Islands

Item 2	(d).	Title of Class of Securities:

Class A Common Stock, $0.001 par value

Item 2	(e).	CUSIP Number:

12502P102

Item 3.	Not applicable.

CUSIP No. 12502P102	13G/A	Page 11 of 19 Pages

Item 4.	Ownership.

For Highfields Capital Management, Highfields GP, Highfields Associates, and Mr. Jacobson:

	(a)	Amount beneficially owned: 9,950,510 shares of Class A Common Stock

	(b)	Percent of class: 42.2%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 9,950,510

		(ii)	Shared power to vote or to direct the vote: —0—

		(iii)	Sole power to dispose or to direct the disposition of: 9,950,510

		(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields I:

	(a)	Amount beneficially owned: 827,466 shares of Class A Common Stock

	(b)	Percent of class: 3.5%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 827,466

		(ii)	Shared power to vote or to direct the vote: —0—

		(iii)	Sole power to dispose or to direct the disposition of: 827,466

		(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields II:

	(a)	Amount beneficially owned: 2,820,796 shares of Class A Common Stock

	(b)	Percent of class: 12.0%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 2,820,796

CUSIP No. 12502P102	13G/A	Page 12 of 19 Pages

(ii)	Shared power to vote or to direct the vote: —0—

(iii)	Sole power to dispose or to direct the disposition of: 2,820,796

(iv)	Shared power to dispose or to direct the disposition of: —0—

For Highfields III:

(a)	Amount beneficially owned: 6,302,248 shares of Class A Common Stock

(b)	Percent of class: 26.7%

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote: 6,302,248

	(ii)	Shared power to vote or to direct the vote: —0—

	(iii)	Sole power to dispose or to direct the disposition of: 6,302,248

	(iv)	Shared power to dispose or to direct the disposition of: —0—

CUSIP No. 12502P102	13G/A	Page 13 of 19 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

The shares of Class A Common Stock beneficially owned by Highfields Capital Management, Highfields GP, Highfields Associates, and Mr. Jacobson are directly owned by the Funds. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Highfields Associates, and Mr. Jacobson has the power to direct the receipt of dividends from or the proceeds from the sale of the shares of Class A Common Stock owned by the Funds.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2 attached hereto.

Each Reporting Person disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other Reporting Persons.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 12502P102	13G/A	Page 14 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2012
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By: Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella*
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

* by power of attorney

CUSIP No. 12502P102	13G/A	Page 15 of 19 Pages

HIGHFIELDS CAPITAL I LP

By: Highfields Associates LLC, its General
Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL II LP

By: Highfields Associates LLC, its General
Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL III L.P.

By: Highfields Associates LLC, its General
Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 12502P102	13G/A	Page 16 of 19 Pages

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit 2.	List of Members of Group

CUSIP No. 12502P102	13G/A	Page 17 of 19 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe such information is inaccurate.

February 14, 2012
Date

HIGHFIELDS CAPITAL MANAGEMENT LP

By: Highfields GP LLC, its General Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS GP LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS ASSOCIATES LLC

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

JONATHON S. JACOBSON

/s/ Joseph F. Mazzella*
Signature

CUSIP No. 12502P102	13G/A	Page 18 of 19 Pages

Joseph F. Mazzella, Attorney in Fact
Name/Title

* by power of attorney

HIGHFIELDS CAPITAL I LP

By: Highfields Associates LLC, its General
Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL II LP

By: Highfields Associates LLC, its General
Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

HIGHFIELDS CAPITAL III L.P.

By: Highfields Associates LLC, its General
Partner

/s/ Joseph F. Mazzella
Signature

Joseph F. Mazzella, Authorized Signatory
Name/Title

CUSIP No. 12502P102	13G/A	Page 19 of 19 Pages

Exhibit 2

Members of Group

Highfields Capital Management LP
Highfields GP LLC
Highfields Associates LLC
Jonathon S. Jacobson
Highfields Capital I LP
Highfields Capital II LP
Highfields Capital III L.P.